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                                                                    EXHIBIT 5.01

              [Letterhead of Shaw, Pittman, Potts & Trowbridge]

                                April 4, 1997

Crescent Real Estate Equities Company,
777 Main Street, Suite 2100
Fort Worth, Texas 76102

        RE: CRESCENT REAL ESTATE EQUITIES COMPANY

Ladies and Gentleman:

        We have acted as counsel to Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), in connection with Post-Effective Amendment No. Three (the "Amendment") to the Registration Statement on Form S-3 (File No. 33-92548) that originally was declared effective on June 12, 1995 under the Securities Act of 1933 (collectively with the Amendment and all prior amendments, the "Registration Statement"), relating to the offering by the Company and certain Selling Shareholders (as defined in the Registration Statement) from time to time of up to 19,196,432 common shares of beneficial interest, par value $.01 per share ("Common Shares").

        Based upon our examination of the originals and copies of such documents, records of the Company, and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that, upon issuance of the Common Shares as contemplated by the Registration Statement, the Common Shares will be validly issued by the Company, fully paid, and nonassessable.

        We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.


                                       Very truly yours,

                                       /s/ Shaw, Pittman, Potts & Trowbridge

                                       Shaw, Pittman, Potts & Trowbridge